                                   EXHIBIT 11
                    WELLS FARGO & COMPANY AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE



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                                                         Year ended December 31,
                                                      -------------------------
(in millions)                                           1993      1992     1991
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

PRIMARY EARNINGS PER COMMON SHARE
   Net income                                         $  612     $ 283     $ 21
   Less preferred dividends                               50        48       19
                                                      ------     -----     ----
       Net income for calculating primary
         earnings per common share                    $  562     $ 235     $  2
                                                      ======     =====     ====

    Average common shares outstanding                     56        53       52
                                                      ======     =====     ====

PRIMARY EARNINGS PER COMMON SHARE                     $10.10     $4.44     $.04
                                                      ======     =====     ====

FULLY DILUTED EARNINGS PER COMMON SHARE (1)
   Net income                                         $  612     $ 283     $ 21
   Less preferred dividends                               50        48       19
                                                      ------     -----     ----
      Net income for calculating fully
         diluted earnings per common share            $  562     $ 235     $  2
                                                      ======     =====     ====

   Average common shares outstanding                      56        53       52
   Add exercise of options, warrants and
      share rights, reduced by the number
      of shares that could have been
      purchased with the proceeds from
      such exercise                                        1         1        1
                                                      ------     -----     ----
   Average common shares outstanding as adjusted          57        54       53
                                                      ======     =====     ====

FULLY DILUTED EARNINGS PER COMMON SHARE               $ 9.88     $4.38     $.04
                                                      ======     =====     ====
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
(1) This presentation is submitted in accordance with Item 601(b)(11) of Regulation S-K. This presentation is not required by APB Opinion No. 15, because it results in dilution of less than 3%.